Exhibit 3.1

CERTIFICATE OF RETIREMENT
OF
CLASS B-1 COMMON STOCK
OF
FLUENCE ENERGY, INC.

Pursuant to Section 243(b)
of the General Corporation Law
of the State of Delaware

        Fluence Energy, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), HEREBY CERTIFIES as follows:

1.The Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) authorizes the Corporation to issue 200,000,000 shares of Class B-1 Common Stock, par value of $0.00001 per share (the “Class B-1 Common Stock”).

2.On July 7, 2022, the Corporation reacquired 58,586,695 outstanding shares of Class B-1 Common Stock (the “Siemens Reacquired Shares”), which shares have been cancelled for no consideration and retired.

3.On December 8, 2023, the Corporation reacquired 7,087,500 outstanding shares of Class B-1 Common Stock (the “AES Reacquired Shares” and together with the Siemens Reacquired Shares, the “Reacquired Shares”), which shares have been cancelled for no consideration and retired.

4.Section 4.5 of the Certificate of Incorporation prohibits the reissuance of such Reacquired Shares by the Corporation.

5.Accordingly, pursuant to the provisions of Section 243(b) of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate of Retirement, this Certificate of Retirement shall have the effect of amending the Certificate of Incorporation so as to reduce the total authorized number of shares of (i) Class B-1 Common Stock from 200,000,000 to 134,325,805 and (ii) the total number of authorized shares of all classes of stock of the Corporation from 1,610,000,000 to 1,544,325,805.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Retirement to be signed by its duly authorized officer, this 6th day of June, 2024

FLUENCE ENERGY, INC.

By: /s/ Francis A. Fuselier
Name: Francis A. Fuselier
Title: General Counsel